Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Danaher Corporation & Subsidiaries Retirement and Savings Plan and the Danaher Corporation & Subsidiaries Savings Plan of our reports dated February 23, 2009, with respect to the consolidated financial statements and schedule of Danaher Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Danaher Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

May 6, 2009